UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2008

INTERACTIVE SYSTEMS WORLDWIDE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification No.)

2 Andrews Drive, West Paterson, NJ	07424
(Address of Principal Executive Offices)	(Zip Code)
(973) 256-8181

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 2, 2008, pursuant to a note purchase agreement, dated as of June 2, 2008, Interactive Systems Worldwide Inc. (the “Company”) sold $50,000 aggregate principal amount of 14% Non-Negotiable Promissory Notes due July 31, 2008 (the “Notes”) in a private placement exclusively to accredited investors. The purpose of the financing is to (i) temporarily address the Company’s liquidity crisis by providing working capital to enable the Company to continue its operations beyond June 15, 2008 and (ii) pay past due and current accounts payable of the Company.

The aggregate principal amount of Notes issuable pursuant to the note purchase agreements cannot exceed $231,000, of which $100,000 has been issued to date.

The note purchase agreements provide that until the earlier of (a) payment of all principal and accrued interest on the Notes, or (b) August 1, 2008, the Company may not (i) declare or pay any cash dividends or make any cash distributions on its common stock or preferred stock or purchase or otherwise acquire for value, directly or indirectly, any of its outstanding common stock or preferred stock; or (ii) increase the salary of any Company officer above the salary which such officer is being paid as of the date of the note purchase agreements.

The securities offered will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC (Registrant)

Date: July 2, 2008	By:	/s/ Bernard Albanese
Bernard Albanese Chief Executive Officer